Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

CELULARITY INC.

and

SANUWAVE HEALTH, INC.

Dated as of August 6, 2020

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1.	Defined Terms	1
ARTICLE II PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES		1
2.1.	Acquired Assets	1
2.2.	Excluded Assets	3
2.3.	Assumed Liabilities	4
2.4.	Excluded Liabilities	4
2.5.	Purchase Price	5
2.6.	Non-Assignable Assets	5
2.7.	Purchase Price Allocation	6
2.8.	Withholding	7
ARTICLE III CLOSING		8
3.1.	Closing	8
3.2.	Closing Deliverables	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		9
4.1.	Organization, Good Standing and Qualification	9
4.2.	Corporate Authority; Approval and Fairness	9
4.3.	Governmental Filings; No Violations; Certain Contracts	10
4.4.	Seller Reports; Financial Statements	11
4.5.	Absence of Certain Changes	11
4.6.	Litigation and Liabilities	11
4.7.	Compliance with Laws; Permits	12
4.8.	Material Contracts	12
4.9.	Property	14
4.10.	Environmental Matters	14
4.11.	Taxes	15
4.12.	Labor Matters	15
4.13.	Intellectual Property	17
4.14.	Insurance	18
4.15.	Brokers and Finders	18
4.16.	Customers/Suppliers	19
4.17.	Warranties/Product Liability	19
4.18.	Entire Interest; All Assets	19
4.19.	Regulatory Matters	20
4.20.	Title to Tangible Assets	21
4.21.	Inventory	22
4.22.	Fraudulent Conveyance	22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		22
5.1.	Organization, Good Standing and Qualification	22
5.2.	Corporate Authority	23
5.3.	Governmental Filings; No Violations; Etc.	23
5.4.	Litigation	23
5.5.	Sufficiency of Funds	23
5.6.	Brokers	23
5.7.	Disclaimer	24
ARTICLE VI COVENANTS		24
6.1.	Transfer Taxes	24
6.2.	Commercially Reasonable Efforts	24
6.3.	Post-Closing Access.	25
6.4.	Publicity	25
6.5.	Employees; Employee Benefits	25
6.6.	Expenses	26
6.7.	Non-Competition; Non-Solicitation; Confidential Business Information	26
6.8.	Wrong Pocket Assets	27
6.9.	Further Assurances	27
ARTICLE VII INDEMNIFICATION		28
7.1.	Survival of Representations and Warranties	28
7.2.	Indemnification by Seller	28
7.3.	Indemnification by Buyer	28
7.4.	Direct Claims	29
7.5.	Matters Involving Third Party Claims	29
7.6.	Limitations on Indemnification	31
ARTICLE VIII MISCELLANEOUS AND GENERAL		31
8.1.	Modification or Amendment	31
8.2.	Waiver of Conditions	31
8.3.	Counterparts	31
8.4.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	32
8.5.	Notices	32
8.6.	Entire Agreement	33
8.7.	No Third Party Beneficiaries	34
8.8.	Obligations of Buyer and of Seller	34
8.9.	Severability	34
8.10.	Interpretation; Construction	34
8.11.	Assignment	34
Annex A	Defined Terms	A-1
Exhibit A	Seller Note

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated August 6, 2020, among Celularity Inc., a Delaware corporation (“Seller”), and SANUWAVE Health, Inc., a Nevada corporation (“Buyer”). Each of Buyer and Seller are sometimes referred to herein as a “Party” and together as the “Parties”.

RECITALS

1.           Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below) and the Business (as defined below), as more particularly set forth in this Agreement (the “Asset Transaction”).

2.           In consideration of such sale, Buyer will deliver to Seller the Purchase Price (as defined below) and assume the Assumed Liabilities (as defined below), as more particularly set forth in this Agreement.

3.           The Board of Directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement, and the Asset Transaction and the other transactions and agreements contemplated by this Agreement (collectively, the “Transactions”) are fair to and in the best interests of Seller and its stockholders, and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement.

4.           The Board of Directors of Buyer has unanimously approved the Transactions on the terms and subject to the conditions set forth in this Agreement and declared it advisable for Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

Definitions

1.1.           Defined Terms. Capitalized terms in the Agreement have the meanings specified or referred to in Annex A hereto.

ARTICLE II

Purchase and Sale of Assets and Assumption of Liabilities

2.1.           Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims owned, leased or licensed by or to Seller (wherever located) that are primarily used in, primarily held for use in, or primarily related to, the Business (except for the Excluded Assets) (collectively, the “Acquired Assets”), free and clear of all Liens, including:

(a)           Assumed Contracts. All rights of Seller under the Contracts set forth on Section 2.1(a) of the Seller Disclosure Letter (collectively, the “Assumed Contracts”), including all claims or causes of action of Seller with respect to the Assumed Contracts;

(b)           Inventory. All products, parts, supplies, materials and other inventory (wherever located), used, held for use or intended to be used in the Business, as of the Closing Date, including all raw materials, work in process and finished goods and all UltraMIST devices and consumables (collectively, the “Inventory”);

(c)           Books and Records. Those books and records primarily related to the Business and Acquired Assets, including employment records relating to the applicable Continuing Employees and files and other information and/or data used by Seller in, or that arise out of, the operation of the Business or as set forth on Section 2.1(c) of the Seller Disclosure Letter (the “Acquired Records”);

(d)           Intellectual Property Assets. All Intellectual Property that is owned by Seller and used, held for use, or intended to be used primarily or exclusively in connection with the Business;

(e)           Permits. All Permits which are held by Seller and used, held for use, or intended to be used primarily in the conduct of the Business as currently conducted, or for the ownership and use of the Acquired Assets, and all pending applications therefor and renewals thereof that are used, held for use or intended to be used primarily or exclusively in the operation of the Business;

(f)           Causes of Action. All rights, claims or causes of action of Seller against third parties that relate primarily to any of the Acquired Assets or the Business; provided, however, that such claims or rights shall not include any claims, causes of action, defenses and rights of offset or counterclaim related to the Excluded Assets;

(g)           Assigned Lease. All of Seller’s right, title and interest in and to that certain real property lease set forth on Section 2.1(g) of the Seller Disclosure Letter (the “Assigned Lease”);

(h)           Personal Property. All tangible personal property, including all plant, machinery, equipment, supplies, spare parts, tools, leasehold improvements, furniture, furnishings, software, hardware and vehicles, used, held for use or intended to be used primarily in the operation of the Business;

(i)           Deposits and Prepaid Items. All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, arising out of or related to the Business or the Acquired Assets;

(j)           Insurance Proceeds. All third party property and casualty insurance proceeds and all rights to third party property and casualty insurance proceeds relating to claims arising following the Closing Date, in each case, to the extent received or receivable in respect of the Business or the Acquired Assets;

(k)           Goodwill and Intangible Assets. All goodwill and other intangible assets appurtenant to the Acquired Assets or the Business and the right to represent to third parties that Buyer is the successor to the Business; and

(l)           Other Assets. All other assets not specifically enumerated in this Section 2.1, but otherwise used, held for use or intended to be used primarily in the operation of the Business.

2.2.           Excluded Assets. Notwithstanding the foregoing, the Acquired Assets will not include the following assets (collectively, the “Excluded Assets”):

(a)           Excluded Contracts. All Contracts to which Seller is a party or by which Seller is bound, other than the Assumed Contracts;

(b)           Cash. All cash, cash equivalents and investment securities held by Seller, including any depository accounts and lockboxes in which such assets are held;

(c)           Accounts Receivable. All accounts receivable, trade receivable, notes receivable and other receivables of Seller;

(d)           Records. Other than the Acquired Records, all records and other protected business information of Seller;

(e)           Corporate Records. Seller’s Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all of Seller’s Tax Returns and books and records relating to Seller’s Tax Returns or otherwise relating to Tax matters of Seller, for all periods and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(f)           Rights Under this Agreement. Any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

(g)           Real Property. All of Seller’s right, title and interest in and to any leased real property, other than the Assigned Lease;

(h)           Tax Refunds. All rights and interest in any refund of Taxes to the extent such refund of Taxes is for the benefit of Seller;

(i)           Deposits and Prepaid Items. All deposits and advances, prepaid expenses, credits, deferred charges and other prepaid items, or portions thereof, of Seller that are unrelated to the Business;

(j)           Employee Plans. All Employee Plans (including any Contracts related thereto) and all assets held with respect to the Employee Plans; and

(k)           Other Excluded Assets. All of Seller’s right, title and interest in and to all of its other assets (except for the Acquired Assets).

2.3.           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)           Assumed Contracts. All liabilities and obligations arising from and after the Closing under the Assumed Contracts;

(b)           Continuing Employees. All liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Continuing Employee arising after the Closing;

(c)           Taxes. All liabilities and obligations for (i) Taxes arising from or relating to Buyer’s operation of the Business, ownership of the Acquired Assets or assumption of the Assumed Liabilities after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.1; provided that, for the avoidance of doubt, Buyer shall not assume any Tax liabilities or obligations of Seller; and

(d)           Other Liabilities. All other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Acquired Assets from and after the Closing.

2.4.           Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of, and Seller shall timely perform, satisfy, and discharge in accordance with their respective terms, the liabilities or obligations of Seller arising out of, relating to or otherwise in respect of the Business or the Acquired Assets prior to the Closing, including the following (collectively, the “Excluded Liabilities”):

(a)           Trade Accounts. All trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)           Pre-Closing Liabilities. Any liabilities or obligations in respect of any products sold and/or services performed by Seller or in respect of the operation of its business (including the Business) on or prior to the Closing;

(c)           Excluded Assets. Any liabilities or obligations relating to or arising out of the Excluded Assets;

(d)           Seller Taxes. Any Tax liabilities or obligations of Seller;

(e)           Contracts. Any liabilities or obligations arising out of, under or in connection with Contracts that are not Assumed Contracts and, with respect to Assumed Contracts, any liabilities or obligations in respect of a breach by or default of Seller accruing under such Assumed Contracts with respect to any period on or before the Closing;

(f)           Indebtedness. Any liabilities or obligations arising out of, under or in connection with any Indebtedness of Seller;

(g)           Actions. Any liabilities or obligations in respect of any pending or threatened Action against Seller or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Action relates to such operation on or prior to the Closing, or (ii) any Excluded Asset;

(h)           Other Business. Any liabilities or obligations of Seller relating to the conduct or operation of any other business of Seller, other than the Business;

(i)           Agreement. Any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(j)           Employees and Employee Plans. All liabilities and obligations with respect to any (i) employees or former employees of Seller (including, for the avoidance of doubt, any change of control bonus or severance obligations of Seller with respect to employees or former employees of Seller) and (ii) all obligations and liabilities with respect to the Employee Plans.

2.5.           Purchase Price. As full consideration for the sale, assignment, transfer and delivery of the Acquired Assets by Seller to Buyer and the other Transactions, including without limitation, the execution and delivery of the License Agreement by Seller to Buyer, at the Closing, Buyer shall deliver to Seller aggregate consideration of $24,000,000 as follows (together, the “Purchase Price”):

(a)           At the Closing, a wire transfer of immediately available U.S. funds in an amount equal to $18,890,000 (the “Cash Consideration”) to an account designated in writing by Seller and delivered to Buyer no later than two Business Days prior to the Closing Date;

(b)           At the Closing, Buyer shall issue to Seller a promissory note in the principal amount of $4,000,000 in the form attached hereto as Exhibit A (the “Seller Note”); and

(c)           The previous payment of $1,110,000 from Buyer to Seller pursuant to that certain letter of intent between Buyer and Seller dated as of June 7, 2020 shall be credited against the Purchase Price.

2.6.           Non-Assignable Assets

.

(a)           Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.6, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Acquired Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Entity), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article III, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assumed Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Acquired Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.1.

(b)           To the extent that any Acquired Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.6, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Seller to the extent related to such Acquired Asset in connection with the arrangements under this Section 2.6. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Acquired Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 5.3.

2.7.           Purchase Price Allocation

(a)           The Purchase Price (and such other amounts as shall be treated as purchase price for U.S. federal income tax purposes) shall be allocated among the assets and other rights acquired or obtained by Buyer in connection with the transactions described in this Agreement for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule prepared by the Buyer and delivered to the Seller as soon as reasonably practicable after the Closing, but not more than 60 days following the Closing, in accordance with Section 1060 of the Code (the “Allocation”). The Seller shall, within 10 Business Days after receipt of the Buyer’s determination of the Allocation, provide written notice to the Buyer as to the portions of the Allocation (if any) with which the Seller has a disagreement, as well as Seller’s proposed revisions to such portions (the “Seller Objection Notice”). If the Seller does not provide a Seller Objection Notice to the Buyer within such 10 Business Day period, the Allocation shall be final and binding on the Parties.

(b)           If the Seller does provide a Seller Objection Notice to the Buyer within such 10 Business Day period, then the portions of the Allocation that were not objected to by the Seller shall be considered final and binding on all Parties and the Parties shall make a good faith effort to resolve any disagreements regarding the portions of such Allocation that were objected to in the Seller Objection Notice, and if the Parties are unable to resolve their disagreements regarding such items within 30 days of delivery of such Seller Objection Notice, they shall jointly retain and refer their disagreements to a nationally recognized third party accounting firm mutually selected by the Parties in good faith (the “Independent Expert”). The Parties shall instruct the Independent Expert to promptly review the portions of the Allocation which are in dispute among the Parties pursuant to this Section 2.7 and to resolve such dispute as promptly as is practicable. The Parties shall reasonably cooperate and respond to any inquiries from the Independent Expert in connection with the Independent Expert’s review and analysis of the portions of the Allocation which are in dispute among the Parties. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items with respect to the Allocation, and such report of such items of the Allocation shall thereupon be final, binding and conclusive on the Parties; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand. The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert. The Parties agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(c)           Except as may be required by otherwise by applicable law, each of the Parties will (i) file or cause to be filed all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation (as finalized pursuant to the provisions of this Section 2.7) and (ii) not take any action inconsistent therewith. Any adjustments to the Purchase Price subsequent to the initial delivery of the Allocation by the Buyer to the Seller shall be reflected in amendments to the Allocation in a manner consistent with Treasury Regulation Section 1.1060-1.

2.8.           Withholding. Buyer shall be entitled to deduct and withhold from any payments required to be made by Buyer in connection with this Agreement such amounts (if any) as it is required to deduct and withhold pursuant to the Code or any applicable provision of any state, local or non U.S. Tax laws, and any amount so deducted and withheld shall be remitted to the appropriate Governmental Entity as required by applicable laws, rules or regulations, and upon the same, such amounts shall be treated for all purposes as having been paid by the Buyer to the party to whom such payments were required to be made in connection with this Agreement.

ARTICLE III

Closing

3.1.           Closing. The closing of the Transactions, (the “Closing”) will take place remotely via the exchange of documents and signatures at 10:00 a.m. Eastern Time on the date hereof (the “Closing Date”).

3.2.           Closing Deliverables

(a)           Seller’s Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(i)           a bill of sale (the “Bill of Sale”) in customary form and mutually acceptable to the Parties and duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer;

(ii)           an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in customary form and mutually acceptable to the Parties and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Acquired Assets and the Assumed Liabilities;

(iii)           a transition services agreement (the “Transition Services Agreement”) covering such reasonable transition services, as the Parties may, acting in good faith, mutually determine and duly executed by Seller;

(iv)           assignment agreements for the transfer of the Intellectual Property that is included in the Acquired Assets (the “IP Assignment Agreements”) in customary form and mutually acceptable to the Parties and duly executed by Seller;

(v)           the FIRPTA Certificate;

(vi)           the Seller Secretary’s Certificate;

(vii)         the License Agreement, in form to be agreed upon between Buyer and Seller (the “License Agreement”), duly executed by Seller; and

(viii)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           Buyer’s Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(i)           the Purchase Price;

(ii)           the Bill of Sale and Assignment and Assumption Agreement each duly executed by Buyer;

(iii)           the Transition Services Agreement duly executed by Buyer;

(iv)           the Buyer Secretary’s Certificate;

(v)           the License Agreement duly executed by Buyer; and

(vi)           the Seller Note duly executed by Buyer.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Buyer by Seller contemporaneously with this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Seller hereby represents and warrants to Buyer as follows:

4.1.           Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted. Seller is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the Business requires such qualification, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Prior to the date of this Agreement, Seller has delivered to Buyer complete and correct copies of Seller’s certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement.

4.2.           Corporate Authority; Approval and Fairness. Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party, and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceeding or action on the part of Seller is necessary to adopt or authorize this Agreement or to consummate the Transactions. This Agreement, and each Related Agreement to which Seller is a party when so executed by Seller, has been duly executed and delivered by Seller and constitutes a valid and binding Contract of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exception”).

4.3.           Governmental Filings; No Violations; Certain Contracts

(a)           No notifications, consents, registrations, approvals, permits or authorizations are required to be obtained by Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the Transactions, or in connection with the continuing operation of the Business by Buyer following the Closing, except for (i) as set forth in Section 4.7(a) of this Agreement, or (ii) as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (collectively, the items in clauses (i) and (ii), the “Seller Approvals”).

(b)           The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Seller, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a charge, pledge, security interest, claim or other encumbrance on any of the assets of Seller pursuant to any agreement, lease, sublease, license, contract, note, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other understanding (whether written or oral) (each, a “Contract”) binding upon Seller or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.3(a), under any Law to which Seller is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon Seller, except, in the case of clause (ii) or (iii) above, any such breach, violation, termination, acceleration, pledge, security interest, claim or other encumbrance, or change, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Section 4.3(b) of the Seller Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which a notice, consent, waiver or other similar action is required for the consummation of the Transactions.

(c)           Seller is not a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit, in any material respect, Seller’s ability (or after the Closing, Buyer’s ability) to conduct or operate the Business, including (i) the development, commercialization, manufacture, marketing, sale or distribution of any product that is being developed, manufactured, marketed, sold or distributed by Seller or any of its Subsidiaries with respect to the Business (each such product, a “Seller Product”) that is material or would reasonably be expected to become material to the Business or (ii) the manner or locations in which any of them may so engage in any business with respect to the Seller Products.

4.4.           Seller Reports; Financial Statements

(a)           Seller has delivered to Buyer the following financial statements: (i) the unaudited gross profit and net revenue of the Business for the three-month period ended March 31, 2020 attached hereto as Section 4.4(a)(i) of the Seller Disclosure Letter (the “Interim Financial Statements”) and (ii) the unaudited gross profit and net revenue of the Business for the fiscal year ended December 31, 2019 attached hereto as Section 4.4(a)(ii) of the Seller Disclosure Letter (the “Annual Financial Statement” and, together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements fairly present the net revenue and gross profit of the Business for the periods covered thereby, are consistent with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b)           Each of the Annual Financial Statements and Interim Financial Statements fairly presents, in all material respects, the gross profit and net revenue of the Business, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

4.5.           Absence of Certain Changes

. Except as expressly contemplated by this Agreement, since the date of the Interim Financial Statements, (i) Seller has conducted the Business in the ordinary course of such businesses, and (ii) there has not been with respect to the Business any event, change in circumstances or effect involving, or other change in, the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development, except as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

4.6.           Litigation and Liabilities

(a)           With respect to the Business, there is no material Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or the Business or in respect of the Acquired Assets.

(b)           With respect to the Business, none of Seller or any of its Subsidiaries or any of their respective businesses or assets (including the Acquired Assets) is party to or subject to the provisions of any material order, writ, judgment, award injunction or decree of any Governmental Entity or any arbitrator.

(c)           Except as set forth in Section 4.6(c) of the Seller Disclosure Letter, Seller does not have any liability related to the Business other than (i) liabilities set forth in the Financial Statements, (ii) liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit); (iii) Excluded Liabilities (including any liabilities incurred in connection with the transaction contemplated hereby); and (iv) liabilities for future performance under any Contract related to the Business.

4.7.           Compliance with Laws; Permits

(a)           Since May 7, 2018, the Business has been and is being conducted in compliance in all material respects with all applicable federal, state, local or foreign law, statutes or ordinances, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, “Laws”). No Action by any Governmental Entity with respect to the Business is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Entity threatened to conduct the same. No material change is required in Seller’s processes, properties or procedures to comply with any such Laws; and Seller has not received any written notice of any material noncompliance with any such Laws that has not, to the Knowledge of Seller, been cured as of the date of this Agreement. Seller has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations (including marketing authorizations, pre-market approvals, clearances, CE Marking), franchises, variances, exemptions and orders issued or granted by a Governmental Entity or any Notified Bodies, as applicable in the jurisdiction concerned (collectively “Permits”), necessary to conduct the Business as currently conducted. A list of each material Permit with respect to the Business is set forth on Section 4.7(a) of the Seller Disclosure Letter. All Permits are valid and in full force and effect except for suspensions, cancellations, delays in filing reports or violations which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. No notification to, or consent from any Governmental Entity is required in order for the Permits to remain in full force and effect immediately following the Closing.

(b)           None of Seller or any of its Subsidiaries or, to the Knowledge of Seller, any of each of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of Seller, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC. Seller, its Subsidiaries, and to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance in all material respects, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to Seller, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.). In this regard, Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates and each of their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of Seller, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence.  Seller, its Subsidiaries and, to the Knowledge of Seller, its Affiliates have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to be effective to ensure, continued compliance with any such U.S. and non-U.S. anti-bribery, anti-corruption money laundering and anti-terrorism Laws.

4.8.           Material Contracts

(a)           Section 4.8(a) of the Seller Disclosure Letter lists each of the following Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Acquired Assets:

(i)           any Contract that is reasonably expected to require either (x) annual payments to or from Seller of more than $250,000 or (y) aggregate payments to or from Seller for more than $500,000;

(ii)           any Contract for the purchase, sale or lease of real or personal property or any option to purchase, sell or release real or personal property, in either case, that provides for aggregate annual payments by Seller in an amount exceeding $250,000;

(iii)           any Contract (x) with any customer that is one of the Top Customers or (y) with any supplier that is one of the Top Suppliers;

(iv)           any Contract that contains any provision expressly requiring Seller to purchase or sell goods or services exclusively to or from another Person or that otherwise purports to limit either the type of business in which Seller (or after the Closing, Buyer or any of its Affiliates) may engage or the manner or locations in which any of them may so engage in any business;

(v)           any Contract that would reasonably be likely to require the disposition of any asset, line of business or product line of Seller or restrict the disposition of the same by Seller (or after the Closing, Buyer or any of its Affiliates);

(vi)           any Contract that grants “most favored nation” status (including any that, after the Closing, would bind Buyer or any of its Affiliates);

(vii)           any Contract that prohibits or limits the rights of Seller to make, sell or distribute any products or services (of after the Closing, Buyer or any of its Affiliates);

(viii)           any Contract to which Seller is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);

(ix)           any Contract pursuant to which, other than a Contract entered into in the ordinary course of Seller’s business, (A) Seller grants to any third party any license, release, covenant not to sue or similar right with respect to Owned Intellectual Property, or (B) Seller receives a license, release, covenant not to sue or similar right with respect to any Intellectual Property owned by a third party (other than generally commercially available software); and

(x)           any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (the Contracts described in clauses (i) - (x), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(b)           A true and correct copy of each Material Contract has previously been delivered to Buyer. Each Material Contract is valid and binding on Seller, as the case may be, except for the Enforceability Exception and, to the Knowledge of Seller, each other party thereto, and is, in all material respects, in full force and effect (except for those Contracts that have expired in accordance with their terms). There is no default under any Material Contracts by Seller and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.9.           Property

(a)           Neither Seller nor any of its Subsidiaries owns any real property parcels. Section 4.9(a) of the Seller Disclosure Letter sets forth a true, complete and accurate list of all leases, subleases or other occupancy arrangement with respect to the Business pursuant to which Seller or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (the “Leases”), including the address or location and use of the subject Leased Real Property.

(b)           Each of Seller and its Subsidiaries that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein, free and clear of all Liens, except as would not reasonably be expected to materially and adversely affect the continued use of the property for the purposes for which the property is being used by Seller and its Subsidiaries.

(c)           There are no Contracts giving any Person other than Seller or any of its Subsidiaries any right to access, use or occupy any portion of the Leased Real Property, and there is no Person, other than Seller or any of its Subsidiaries, in possession or having any right to occupy any of the Leased Real Property. Neither Seller nor any of its Subsidiaries has, and, to the Knowledge of Seller, no landlord of any Leased Real Property has, exercised any option or right to terminate, renew or extend or otherwise materially affect the rights or obligations of the tenant under any Lease. True, complete and accurate copies of all Leases have been made available to Buyer.

(d)           The ownership, occupancy, use and operation of the Leased Real Property does not violate in any material respect any instrument of record or Contract affecting such property.

(e)           There are no pending or, to the Knowledge of Seller, threatened (i) appropriation, condemnation, eminent domain or like Actions relating to the Leased Real Property or (ii) Actions to change the zoning classification, variance, special use, or other applicable land use Law of any portion or all of the Leased Real Property.

4.10.        Environmental Matters. Except for such matters as would not be reasonably likely to have a Material Adverse Effect: (a) Seller and its Subsidiaries are and since May 7, 2018, have been in compliance with Environmental Law with respect to the Leased Real Property; (b) there has been no release or threatened release of any Hazardous Substances on the Leased Real Property (including soils, groundwater, surface water, buildings or other structures); (c) there has been no release or threatened release of Hazardous Substances on property formerly owned or operated by Seller or any of its Subsidiaries in connection with the Business during the time of Seller’s or Subsidiaries’ period of ownership or operation; (d) neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, in each case in writing, alleging that Seller or any of its Subsidiaries may be in violation of any Environmental Law or alleging that Seller or any of its Subsidiaries is responsible for the investigation or remediation of a release of Hazardous Substance at a property not owned or operated by Seller or any Subsidiary; and (e) neither Seller nor any of its Subsidiaries is subject to any order, decree, or injunction with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances. Seller has delivered to Buyer true and complete copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Leased Real Property.

4.11.                      Taxes

(a)           Seller and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns were and are complete and accurate in all respects; (ii) have paid all Taxes that are required to be paid (whether or not shown on the Tax Returns or Tax assessment made in writing or deficiency asserted in writing by the relevant Governmental Entity); (iii) have properly withheld and paid to the appropriate Governmental Entity all Taxes that Seller or any of its Subsidiaries are or were obligated to withhold and pay from amounts owing to any employee, creditor or third party, and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)           There are no Actions either pending or threatened in writing in respect of Taxes or Tax matters of the Seller or any of its Subsidiaries.

(c)           There is no Lien, other than Permitted Liens, on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay, or delay (or alleged delay) in paying, any Tax.

(d)           No written claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries do not file Tax Returns that Seller or its Subsidiary is or may be subject to taxation by that jurisdiction.

(e)           There are no Tax rulings, requests for rulings or closing Contracts in effect with any Governmental Entity relating to the Business and Acquired Assets that will affect the Business and Acquired Assets for any taxable period ending after the Closing Date.

4.12.                      Labor Matters

(a)           (i) Neither Seller nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement or other similar type of contract with any labor union, (ii) neither Seller nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative, (iii) no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board and (iv) no union or collective bargaining representative has been certified as representing any employees of any of Seller or any of its Subsidiaries and no organizational attempt has been made or, to the Knowledge of Seller, threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of Seller or any of its Subsidiaries. Within the last three (3) years, neither Seller nor any of its Subsidiaries nor any of their respective predecessors has experienced any labor strike, slowdown or stoppage or any other material labor difficulty, and, to the Knowledge of Seller, there are no facts or circumstances that might lead to any such labor dispute.

(b)           Section 4.12(b)-1 of the Seller Disclosure Letter lists, to the extent applicable, as of the date hereof, for each employee, consultant and independent contractor of the Business, his or her: (i) name; (ii) title; (iii) location; (iv) date of hire; (v) exempt/non-exempt status; (vi) employment status (i.e., whether full-time, temporary, leased, etc.); (vii) active or inactive status (including type of leave, if any); (viii) accrued but unused vacation; and (ix) current annual base salary or hourly wage rate (or other compensation) and target bonus/commission for the current year. Except as set forth on Section 4.12(b)-2 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries employs or engages any employee, consultant or independent contractor in connection with the Business who cannot be dismissed immediately, whether currently or immediately after the Transactions, without notice or cause and without further liability to Seller or any of its Subsidiaries.

(c)           With respect to the employees of Seller and its Subsidiaries, during the last twelve (12) months, there has been no mass layoff, plant closing or shutdown that could implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law. All current employees of the Business who work in the United States are, and all former employees of the Business who worked in the United States whose employment terminated (voluntarily or involuntarily) prior to the Closing Date were, legally authorized to work in the United States. Seller and its Subsidiaries, as applicable, have completed and retained, in all material respects, the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 for all employees of the Business hired prior to the Closing Date, and at all times prior to the Closing Date, Seller and its Subsidiaries were in compliance, in all material respects, with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986. All individuals who perform services for Seller or any of its Subsidiaries with respect to the Business have been classified correctly in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and neither Seller nor any of its Subsidiaries received notice to the contrary from any Person or Governmental Entity.

(d)           Neither Seller nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither Seller nor any of its Subsidiaries, nor any of their respective executive officers, has ever received any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Seller or any of its Subsidiaries and, to the Knowledge of Seller, no such investigation is in progress. Seller and its Subsidiaries are in compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation. There are no labor or employment actions pending, or to the Knowledge of Seller threatened, between Seller and its Subsidiaries and any employees, current or former, of the Business.

(e)           Neither Seller nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Business (other than routine payments, contributions or deductions to be made in the ordinary course of business). There are no pending claims against Seller or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

4.13.                      Intellectual Property

(a)           Section 4.13(a) of the Seller Disclosure Letter sets forth a true and complete list of all Owned Intellectual Property and all Intellectual Property that is licensed to Seller under an Assumed Contract (“Licensed Intellectual Property”) that is registered or subject of a pending application and included in the Acquired Assets, indicating for each item the registration or application number, the date of filing and issuance, the applicable filing jurisdiction, names of all current applicant(s) and registered owner(s), as applicable. Seller and its Subsidiaries have complied in all material respects with all necessary requirements to preserve and maintain each item of Registered Owned Intellectual Property in full force and effect.

(b)           Seller and its Subsidiaries solely and exclusively own, and except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, have filed recordation of current ownership with the applicable Government Entity, all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries and included in the Acquired Assets or are used in or held for use in the Business as presently conducted (“Owned Intellectual Property”), free and clear of Liens, other than Permitted Liens, and none of the Transactions will impair or otherwise adversely affect any such rights.

(c)           The products and services of, and conduct of the businesses of, Seller and its Subsidiaries as currently sold or conducted, and the labeling, manufacture, use, sale, offer for sale, importation, and other distribution or commercial exploitation of the Seller Products, as applicable do not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party. Neither Seller nor any of its Subsidiaries has received any written notice from a third party within the past three years, and there are no pending or, to the Knowledge of Seller, threatened claims (including in the form of offers or invitations to license) that (i) assert the infringement, dilution, misappropriation or other violation of any Intellectual Property rights of a third party or (ii) except to the extent part of the prosecution history of any Owned Intellectual Property, challenge the validity, enforceability, priority or registrability of, or any right, title or interest of Seller or any of its Subsidiaries with respect to, any Owned Intellectual Property and Licensed Intellectual Property.

(d)           To the Knowledge of Seller, no third party is infringing, misappropriating, misusing, diluting or violating any Owned Intellectual Property and Licensed Intellectual Property. None of Seller or any of its Subsidiaries has made any written or, to the Knowledge of Seller, oral claim against any third party alleging the infringement, misappropriation, misuse, dilution or violation of any Owned Intellectual Property and Licensed Intellectual Property.

(e)           Seller and its Subsidiaries have taken all reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are owned or held by Seller and its Subsidiaries, as applicable, and included in the Acquired Assets and to the Knowledge of Seller, there has been no unauthorized disclosure by Seller or any of its Subsidiaries of any such Trade Secrets.

(f)           Seller and its Subsidiaries have executed written proprietary information and inventions Contracts with all of their past and present employees and contractors who are or who were involved in the development of the Seller Products pursuant to which such employees and contractors have assigned to Seller and its Subsidiaries all right, title and interest in and to all Intellectual Property for the Seller Products created within the scope of their work for the Seller and its Subsidiaries and have agreed to hold all Trade Secrets of Seller and its Subsidiaries in confidence both during and after the term of their employment or engagement by the Seller and its Subsidiaries.

(g)           To the Knowledge of Seller, none of the Owned Intellectual Property or Licensed Intellectual Property is invalid, unenforceable, or otherwise impaired such that the Buyer will not have full enjoyment thereof in a manner consistent with operation of the Business as currently conducted.

(h)           To the Knowledge of Seller, there is no defect in any material systems and/or equipment currently used in the in the Business that materially and adversely affects normal and expected operation and lifespan of such material systems and/or equipment.

(i)           Seller and its Subsidiaries have included notices of Intellectual Property rights as required by applicable Laws in connection with the Seller Products sufficient to avoid a loss of enforcement rights and/or right to collect monetary damages in the event of enforcement of Owned Intellectual Property.

4.14.                      Insurance. All insurance policies and surety bonds related to the Business carried by or covering Seller and its Subsidiaries (collectively, the “Insurance Policies”) provide coverage in such amounts and with respect to such risks and losses as is adequate for the Business. The Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by Seller or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums, audits, adjustments or collateralization requirements on the Insurance Policies have been paid and Seller and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

4.15.                      Brokers and Finders. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions.

4.16.                      Customers/Suppliers

(a)           Section 4.16(a) of the Seller Disclosure Letter sets forth the Top Customers of the Business. As of the date of this Agreement, none of the Top Customers have canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries have received notice that any such Top Customer intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.

(b)           Section 4.16(b) of the Seller Disclosure Letter sets forth the Top Suppliers of the Business. As of the date of this Agreement, none of the Top Suppliers have canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller or any of its Subsidiaries. As of the date of this Agreement, neither Seller nor any of its Subsidiaries have received notice that any such supplier intends to cancel or otherwise materially adversely modify its relationship (including by seeking to renegotiate contractual terms) with Seller or any of its Subsidiaries.

4.17.                      Warranties/Product Liability. Since May 7, 2018 (a) neither Seller nor any of its Subsidiaries has received any written notice of any material Action or violation by or before any Governmental Entity relating to any Seller Product, including the packaging and advertising related thereto, or any services provided by Seller or any of its Subsidiaries, nor is there any Action involving a Seller Product pending or, to the Knowledge of Seller, threatened by any Person, (b) there has not been, nor is there under consideration by Seller or any of its Subsidiaries, any recall of a Seller Product or post-sale warning of a material nature concerning any Seller Product, (c) there are no pending or, to the Knowledge of Seller, threatened claims with respect to any such warranty which would reasonably be expected to be material to Seller or any Subsidiary or the Business, and (d) there are no material pending or, to the Knowledge of Seller, threatened product liability claims with respect to any Seller Product and no such claims have been settled or adjudicated. The Business and all Seller Products comply in all material respects with applicable governmental authorizations and Laws, and to the Knowledge of Seller, there have not been and there are no material defects or deficiencies in such Seller Products.

4.18.                      Entire Interest; All Assets. The Acquired Assets comprise all of the property, assets and rights (including Intellectual Property) used or held for use primarily in the Business or necessary to the operation of the Business and are sufficient for Buyer to continue to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business in substantially the same manner as currently conducted by Seller. No Affiliate of Seller or any other Person holds any right, title or interest in any of the Acquired Assets and there are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Seller, on the one hand, and any Affiliates of Seller, on the other hand, that relate to the Business.

4.19.                      Regulatory Matters

(a)           Without limitation of Section 4.7(a), Seller and its Subsidiaries and to the Knowledge of Seller its respective directors, officers, employees, and agents (while acting in such capacity) are, and have been since May 7, 2018, in compliance, and the Business of Seller and its Subsidiaries has been operated by them in accordance, in all material respects with all Laws relating to health care regulatory matters, including to the extent applicable, each of the following: (i) all applicable Laws of any Governmental Entity, including the United States Drug Enforcement Administration, the United States Department of Health and Human Services and its constituent agencies, the Centers for Medicare & Medicaid Services, the Office of Inspector General and the United States Food and Drug Administration (the “FDA” and, collectively with other applicable U.S., state or foreign regulatory authorities and any Notified Bodies, “Regulatory Authorities”), including, to the extent applicable, the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.) (the “FDCA”), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Safe Medical Devices Act of 1990, the implementing rules and regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the applicable Laws precluding off-label marketing of drugs, devices and other health care products, (iv) all other United States laws and regulations with respect to the marketing, sale, pricing, price reporting, and reimbursement of drugs, devices and other health care products, including the provisions of the Federal False Claims Act, 31 U.S.C. §3729 et seq., the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) state pharmaceutical assistance programs and regulations under such Laws, and (v) any state, local or foreign equivalents to any of the foregoing. To the Knowledge of Seller, no condition or circumstance exists, that will (without notice or lapse of time) constitute or result in a violation by Seller or its Subsidiaries or the Business of, or a failure on the part of Seller or its Subsidiaries or the Business to comply with, any such Laws.

(b)           Neither the Business nor any of Seller, its Subsidiaries or any of their respective officers, directors, employees, or to the Knowledge of Seller, any consultants, subcontractors or agents of Seller or any of its Subsidiaries (i) is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including Medicare and Medicaid; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code; (iii) is currently listed on the General Services Administration/System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of Seller, is the target or subject of any current or threatened investigation by a Governmental Entity relating to the violation of, or failure to comply with, any of the Laws referenced in Section 4.19(a) applicable to any Seller Product or any government health care program-related offense or violation; or (v) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any government health care program. No claims, actions, proceedings or investigations that would reasonably be expected to result in any of the foregoing are pending, and Seller has not received written notice that any such claims, actions, proceedings or investigations are threatened against Seller, Seller’s Subsidiaries, or any of their respective officers or key employees. To the Knowledge of Seller, there are no facts or circumstances that could give rises to any such claims, actions, proceedings or investigations for non-compliance with any applicable Laws referenced in Section 4.19(a).

(c)           (i) To the Knowledge of Seller, there is no pending action, investigation or inquiry of any type by any Regulatory Authority (other than non-material routine or periodic inspections or reviews) against Seller or its Subsidiaries relating to the Business or the Seller Products; (ii) since May 7, 2018, no Seller Product has been recalled, suspended or discontinued; and (iii) since May 7, 2018, none of Seller or any of its Subsidiaries has received any written notification, correspondence or any other written communication from any Governmental Entity, including any Regulatory Authority, of potential or actual material non-compliance relating to the Business by, or liability of, Seller or any of its Subsidiaries, under any of the Laws referenced in Section 4.19(a).

(d)           None of Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any contract manufacturer, contract research organization or distributor has received, since May 7, 2018, any FDA form 483s, “warning letters,” or other written notice from the FDA or any other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits in connection with the Business or any Seller Product.

(e)           To the Knowledge of Seller, there are no facts or circumstances indicating that any Permit, including an applicable marketing authorization for a Seller Product, will be withdrawn or that there has been any failure to receive or obtain any required Permit, including any marketing authorization. Neither Seller nor its Subsidiaries has received any written notification from the FDA or other Governmental Entity requesting that Seller or its Subsidiaries make any material change in the labeling of any Seller Products.

(f)           The manufacture of the Seller Products by Seller and, to the Knowledge of Seller, by third parties is and has been since May 7, 2018 conducted in compliance in all material respects with current Good Manufacturing Practice. To the Knowledge of Seller, no Seller Product has been adulterated within the meaning of 21 U.S.C. § 351 (or similar applicable Law) or misbranded within the meaning of 21 U.S.C. § 352 (or similar applicable Law).

(g)           None of Seller or any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority, and, to the Knowledge of Seller, no such agreement has been threatened in writing. Seller and its Subsidiaries have not engaged in any voluntary disclosure or self-disclosure to any Regulatory Authority concerning any alleged, potential or actual non-compliance with any Laws related to the Business or any Seller Product, and, to the Knowledge of Seller, no such self-disclosure to any Regulatory Authority is warranted.

4.20.                      Title to Tangible Assets. Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens). All of the tangible personal property included among the Acquired Assets are, in all material respects, in good operating condition, maintenance and repair and are suitable and adequate for the uses to which they are being put (with due consideration for reasonable wear and tear and the age of each specific tangible asset). Upon the Closing, Buyer will have good and transferable title to the Acquired Assets, free and clear of any Liens (other than Permitted Liens), and will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the Business in substantially the same manner as conducted as of the date of this Agreement.

4.21.                      Inventory. All of the items in Seller’s Inventory are (i) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (ii) free of defects and damage; and (iii) in quantities adequate and not excessive in relation to the circumstances of the Business and in accordance with Seller’s past inventory stocking practices, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.22.                      Fraudulent Conveyance. Seller is not entering into the Transactions with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Acquired Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing, to meet its debts as they mature and will not become insolvent as a result of the Transactions. There are no “bulk sales” Laws applicable to the Transactions.

ARTICLE V

Representations and Warranties of Buyer

Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Seller by Buyer contemporaneously with this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter will be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Letter only to the extent that the relevance of such item to such section or subsection is readily apparent on its face), Buyer hereby represents and warrants to Seller as follows:

5.1.           Organization, Good Standing and Qualification. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Buyer is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. Prior to the date of this Agreement, Buyer has made available to Seller a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Buyer, each as amended to the date of this Agreement and each as so delivered is in full force and effect.

5.2.           Corporate Authority. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and is a valid and binding Contract of, Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exception.

5.3.           Governmental Filings; No Violations; Etc.

(a)           No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions, except for (i) applicable requirements, if any, of (A) the Exchange Act, and (B) state securities or “blue sky” Laws, and (ii) the filing of customary applications and notices, as applicable with any Governmental Entity.

(b)           The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Buyer pursuant to, any Contracts binding upon Buyer or, assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which Buyer is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

5.4.           Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

5.5.           Sufficiency of Funds. On the Closing Date, Buyer will have sufficient funds to pay (i) the Purchase Price in accordance with Article II and to consummate the Transactions and (ii) all fees and expenses required to be paid by Buyer in connection therewith.

5.6.           Brokers. Except as set forth in Section 5.6 of the Buyer Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

5.7.           Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN ARTICLE IV, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, RESPECTING THE ACQUIRED ASSETS, AS TO MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. Buyer is not relying on any representation or warranty other than those expressly set forth in this Agreement.

ARTICLE VI

Covenants

6.1.           Transfer Taxes. Any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets to Buyer or its permitted assignees, the assumption by Buyer or its permitted assignees of the Assumed Liabilities or in connection with this Agreement (the “Transfer Taxes”) shall be the responsibility of and timely paid one-half by Seller and one-half by Buyer, and Seller, at its own expense, shall timely file all Tax Returns required to be filed in connection with the payment of such Taxes. The Parties hereto and their Affiliates shall cooperate in connection with the filing of any Tax Return for Transfer Taxes including joining in the execution of such Tax Return for Transfer Taxes and in obtaining all available exemptions from such Transfer Taxes. To the extent permitted pursuant to applicable Law, Buyer and Seller shall use commercially reasonable efforts to minimize or avoid any Transfer Taxes, if any, arising out of the transactions contemplated by this Agreement.

6.2.           Commercially Reasonable Efforts. Without limiting either Party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions. Seller agrees, on a commercially reasonable basis and at Buyer’s expense as to any out-of-pocket Seller’s costs, to provide reasonably requested assistance in connection with the filing, prosecution and/or enforcement of any Intellectual Property within the Acquired Assets.

6.3.           Post-Closing Access.  From and after the Closing, Buyer shall, at Seller’s expense, (i) give Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and records that are Acquired Assets relating to the conduct of the Business on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Buyer, to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, legal defense and other similar needs. From and after the Closing, Seller shall, and shall cause its Subsidiaries to, at Buyer’s expense, (A) give Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the offices, properties and business records of Seller and its Subsidiaries relating to the conduct of the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information relating to the conduct of the Business on or before the Closing Date, and (C) cause the employees, counsel, auditors and other Representatives of Seller and its Subsidiaries to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with accounting, Tax, legal defense and other similar needs. Any such access shall be granted in a manner as not to unreasonably interfere with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, either Party may withhold such access, as and to the extent necessary to avoid contravention or waiver, as to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or result in the waiver of any legal privilege or work-product privilege; provided that to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result of the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided further, that nothing in this Section 6.3 shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

6.4.           Publicity. The initial press release regarding the Asset Transaction pursuant to this Agreement will be a joint press release and thereafter Seller and Buyer each will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Asset Transaction and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by the request of any Governmental Entity.

6.5.           Employees; Employee Benefits

(a)           Prior to the Closing Date, Buyer may make offers of employment, contingent on the Closing, on an at-will basis to the employees of the Business as mutually agreed by Buyer and Seller (such employees, the “Business Employees”); provided that Buyer shall undertake to make any such offers in writing and shall comply with applicable Law. Such Business Employees who accept Buyer’s offer of employment and commence working for Buyer or a Subsidiary of Buyer as of the Closing Date are hereinafter referred to as the “Continuing Employees”. The Parties agree that the Continuing Employees will not be treated as incurring a separation from service under Treasury Regulation Section 1.409A-1(h) for purposes of any Employee Plan, severance or other deferred compensation plans of Seller.

(b)           With respect to each employee benefit plan maintained by the Buyer or any of Subsidiary of Buyer in which Continuing Employees become eligible to participate on or after the Closing, the Continuing Employees shall be given credit for all service with Seller or a Subsidiary of Seller, as applicable, for purposes of determining eligibility to participate and vesting (excluding with respect to any equity compensation awards) to the same extent as if such services had been rendered to Buyer or any of its Affiliates.

(c)           As to the plan years then in place at the Closing, Buyer shall use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents under any welfare or fringe benefit plan in which the Continuing Employees and their dependents may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by and out-of-pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by Seller or any Subsidiary of Seller prior to the Closing.

(d)           Notwithstanding the foregoing, this Section 6.5 is not intended to and shall not (i) create any third party rights, (ii) amend any Employee Plan, (iii) require Buyer or its Subsidiaries to continue any employee benefit plan, program, policy agreement or arrangement beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Business Employee or Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.6.           Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expense.

6.7.           Non-Competition; Non-Solicitation; Confidential Business Information

(a)           For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of any Restricted Business (including the Business). Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the Restricted Period, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Business, Buyer or any of its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)           From and after Closing, Seller shall not and shall cause its Subsidiaries, Affiliates and their respective officers and directors in each case to whom such information is disclosed not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Business Information. Notwithstanding the foregoing, if Seller or any of its Subsidiaries receives a request or is required (by deposition, oral questions, interrogatory, request for documents, subpoena, governmental investigative demand or other legal or regulatory process or applicable Law) to disclose all or any part of the Confidential Business Information, Seller shall (i) to the extent practicable and permissible under applicable Law, promptly notify Buyer of the existence, terms and circumstances surrounding such a request and (ii) reasonably cooperate with such Buyer’s efforts (and at Buyer’s expense) to seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or if Buyer waives compliance with the provisions hereof in writing, Seller may disclose only that portion of Confidential Business Information that it is advised by counsel is required, by applicable Law, to be disclosed, and shall reasonably cooperate with Buyer’s efforts (and at Buyer’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Business Information.

(d)           The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate, and Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(e)           The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

6.8.           Wrong Pocket Assets. From and after the Closing, Seller, on the one hand, or Buyer, on the other hand, shall receive or otherwise possess any asset that should belong to the other Party under this Agreement, Seller and Buyer agree to promptly transfer such asset to the Party so entitled hereto.

6.9.           Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions. Following the Closing, Seller shall use commercially reasonable efforts and take such actions as reasonably requested by Buyer to file recordation of current ownership of all Owned Intellectual Property with the applicable Government Entity, including, without limitation, obtaining consents from any necessary third parties.

ARTICLE VII

Indemnification

7.1.           Survival of Representations and Warranties

(a)           All representations and warranties of Seller or Buyer in this Agreement or any other Related Agreement shall survive the Closing until the 12 month anniversary of the Closing Date (the “Survival Date”); provided, that:

(i)           all representations and warranties of Seller or Buyer related to Taxes or contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Corporate Authority; Approval and Fairness), Section 4.11 (Taxes), Section 4.15 (Brokers and Finders), Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Corporate Authority) or Section 5.6 (Brokers and Finders) shall survive until 30 days after expiration of all applicable statutes of limitations relating to such representations and warranties; and

(ii)           any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 7.4 or Section 7.5, as applicable, shall survive until final resolution of such claim.

(b)           The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s actual knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

7.2.           Indemnification by Seller. Subject to the limitations set forth in this Article VII, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnified Persons”) from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from:

(a)           any breach of a representation or warranty of Seller contained in this Agreement or in any other Related Agreement;

(b)           any breach of a covenant of Seller contained in this Agreement or in any other Related Agreement;

(c)           any Excluded Asset or Excluded Liability;

(d)           any claim arising out of or resulting from Seller not having filed recordation of current ownership with the applicable Government Entity of all Owned Intellectual Property; or

(e)           any noncompliance with applicable bulk sales or fraudulent transfer Law in connection with the Transaction.

7.3.           Indemnification by Buyer. Subject to the limitations set forth in this Article VII, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (collectively, the “Seller Indemnified Persons”) from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from:

(a)           any breach of a representation or warranty of Buyer contained in this Agreement or in any other Related Agreement;

(b)           any breach of a covenant of Buyer contained in this Agreement or in any other Related Agreement;

(c)           any claim arising out of or resulting from the operation or ownership by Buyer of the Acquired Assets from and after the Closing; or

(d)           any Assumed Liability.

7.4.           Direct Claims. If any Buyer Indemnified Person or Seller Indemnified Person (each, an “Indemnified Person”) shall claim indemnification hereunder for any claim (other than a third party claim) for which indemnification is provided in Section 7.2 or Section 7.3 above, as applicable, Buyer (on behalf of a Buyer Indemnified Person) or Seller (on behalf of a Seller Indemnified Person) shall promptly give written notice (a “Notice of Claim”) to Seller or Buyer, as applicable (each, an “Indemnifying Person”), which notice shall include the basis for such claim or demand and the nature and estimated amount of the claim, all in reasonable detail; provided, that, no delay in providing such Notice of Claim will affect an Indemnified Person’s rights hereunder except (and only then to the extent that) the Indemnifying Person is materially and adversely prejudiced thereby. If an Indemnifying Person disputes any claim set forth in the Notice of Claim, it shall deliver to such Indemnified Person that has given the Notice of Claim written notice indicating its dispute of such Notice of Claim (an “Objection Notice”) within 30 days after the date the Notice of Claim is given. Following the receipt of an Objection Notice, the Indemnified Person and the Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims in the Notice of Claim. If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by Seller and Buyer and the Indemnifying Person shall promptly pay such Damages as are set forth in such memorandum. If the Indemnified Person and the Indemnifying Person are unable to resolve such dispute after good faith discussions within 30 days (as may be extended in writing by Seller and Buyer) following delivery of an Objection Notice, such dispute shall be resolved by a court of competent jurisdiction in accordance with Section 8.4 hereof.

7.5.           Matters Involving Third Party Claims

(a)           If an Indemnified Person shall claim indemnification hereunder from any claim or demand of a third party for which indemnification is provided in Section 7.2 or 7.3 above (a “Third Party Claim”), the Indemnified Person shall promptly give written notice (a “Third Party Notice”) to the Indemnifying Person, which notice shall include the basis for such Third Party Claim, the nature and estimated amount of the Third Party Claim, and any other material information as the Indemnified Person shall have concerning the Third Party Claim, all in reasonable detail. No delay in providing such Third Party Notice will affect an Indemnified Person’s rights hereunder except (and only then to the extent that) the Indemnifying Person is materially and adversely prejudiced thereby. After delivery of a Third Party Notice, the Indemnified Person shall keep the Indemnifying Person reasonably informed with respect to the Third Party Claim.

(b)           The Indemnifying Person, upon notice to the Indemnified Person within 15 days after receiving a Third Party Notice, shall have the right to assume and control the defense of such Third Party Claim for which the Indemnifying Person is obligated to indemnify pursuant to this Article VII at such Indemnifying Person’s expense and through a nationally recognized and reputable counsel of its choosing reasonably acceptable to the Indemnified Person, subject to the limitations contained in this Article VII; provided, however, that the Indemnifying Person shall not have the right to assume and control such defense if: (i) such Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Person; and/or (iii) the Indemnified Person has been advised by outside counsel that there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person or there are conflicts of interest between the Indemnifying Person and the Indemnified Person with respect to the Third Party Claim that cannot be waived. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnified Person shall be entitled to participate in such defense at its own expense directly or thorough counsel of its choice for such purpose. If the Indemnifying Person elects not to or is unable to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of such Third Party Claim, and shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnifying Person shall have the right to compromise and settle in good faith all indemnifiable matters related to the applicable Third Party Claim which are susceptible to being settled, except to the extent that (i) such settlement would involve injunctive or other equitable relief or (ii) such settlement does not expressly and unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Third Party Claim, without prejudice. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnifying Person shall from time to time apprise the Indemnified Person of the status of the Third Party Claim and any resulting Action (including any enforcement Action) and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such Third Party Claim as the Indemnified Person may reasonably request. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnified Person will cooperate and make available to the Indemnifying Person (and its Representatives) its employees on reasonable notice and during business hours, and furnish such books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense; provided, that (A) the provision of or access to any records and information or employees will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested in connection with the sharing of work papers, and (B) nothing in this subsection will require any party to disclose information that is subject to the attorney-client privilege.

7.6.           Limitations on Indemnification

(a)           After the Closing, the indemnification provided in this Article VII (including all limitations contained herein) shall be the sole and exclusive remedy for all matters (other than claims arising from fraud, criminal activity or willful misconduct in connection with the Transactions) relating to this Agreement or any other Related Agreement, and for the breach of any representation, warranty, covenant or agreement contained herein or in any other Related Agreement or in any certificate delivered hereunder or in any other Related Agreement; provided, however, that no Party shall be prohibited from seeking any equitable relief available to it pursuant to this Agreement or any other Related Agreement with respect to any failure by another Party to perform any covenant of it contained in this Agreement or any other Related Agreement.

(b)           Seller shall have no liability with respect to any claim for indemnification pursuant to Section 7.2(a) unless and until the aggregate amount of all Damages for which Seller would, but for this clause, be liable pursuant to Section 7.2(a), exceed on a cumulative basis $100,000 (the “Deductible”), in which case Seller shall be liable only to the extent such Losses exceed the Deductible and in accordance with the terms of this Agreement.

(c)           The aggregate amount of all Damages for which Seller shall be liable for indemnification pursuant to Section 7.2(a) shall not exceed $2,400,000.

(d)           Notwithstanding the foregoing, the limitations set forth in Section 7.6(b) and Section 7.6(c) shall not apply to Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty related to Taxes or contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Corporate Authority; Approval and Fairness), Section 4.11 (Taxes) or Section 4.15 (Brokers and Finders).

ARTICLE VIII

Miscellaneous and General

8.1.           Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Closing, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

8.2.           Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the sale of the Business are for the sole benefit of such Party and may be waived in writing by such Party in whole or in part to the extent permitted by applicable Laws.

8.3.           Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

8.4.           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE

(a)           THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Asset Transaction and the other Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by the Chosen Courts, and the Parties irrevocably agree that all claims relating to such Action or transactions will be heard and determined in the Chosen Courts.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSET TRANSACTION OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

(c)           The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Chosen Courts, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

8.5.           Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier:

If to Seller:
Celularity Inc. 33 Technology Drive,
Warren, New Jersey 07059 Email: john.haines@celularity.com Attention: John R. Haines with a copy (which will not constitute notice) to:
Jones Day 4655 Executive Drive, Suite 1500 San Diego, California 92121 Email: creese@jonesday.com Attention: Cameron A. Reese
If to Buyer:
SANUWAVE Health, Inc. 3360 Martin Farm Road, Suite 100 Suwanee, GA 30024 Email: Attention:
with a copy (which will not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105 Email: mindick@mofo.com Attention: Murray A. Indick or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above will be deemed given to the receiving Party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or upon receipt of electronic mail (provided that if given by facsimile or electronic mail such notice, request, instruction or other document will be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8.6.           Entire Agreement. This Agreement (including any exhibits hereto) and the Disclosure Letters constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.7.           No Third Party Beneficiaries. Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.8.           Obligations of Buyer and of Seller. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement will be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement will be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.

8.9.           Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.10.                      Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. Where a reference in this Agreement is made to any Contract (including this Agreement), statute or regulation, such references are to, except as context may otherwise require, the statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Each Party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter will not be construed to mean that such information is required to be disclosed by this Agreement or to otherwise imply that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purpose of this Agreement. Headings inserted in the sections or subsections of a disclosure letter are for convenience of reference only and will to no extent have the effect of amending or changing the express terms of the sections or subsections set forth in this Agreement.

8.11.                      Assignment. This Agreement will not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SANUWAVE HEALTH, INC.

By: /s/ Kevin A. Richardson II
Name: Kevin A. Richardson II
Title: CEO

CELULARITY INC.

By: /s/ Robert J. Hariri, MD, PhD
Name: Robert J. Hariri, MD, PhD
Title: Chairman & CEO

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINED TERMS

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Records” has the meaning set forth in Section 2.1(c).

“Action” will mean any civil, criminal, administrative or other similar proceeding, litigation, audit, investigation, arbitration, action, suit, review, examination, inquiry, hearing, demand, claim or similar action (whether at Law or in equity).

“Affiliate” when used with respect to any party will mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.7(a).

“Annual Financial Statement” has the meaning set forth in Section 4.4(a).

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Transaction” has the meaning set forth in the Recitals.

“Assigned Lease” has the meaning set forth in Section 2.1(g).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Business” means Seller’s UltraMIST Therapy products.

“Business Day” will mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

“Business Employees” has the meaning set forth in Section 6.5(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Letter” has the meaning set forth in Article V.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.2.

“Buyer Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

“CE Marking” means the marking of conformity affixed on a medical device in the EU in order to attest compliance of such medical device with applicable EU legislation, for the purpose of the placing of such medical device on the EU market.

“Chosen Courts” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employees” has the meaning set forth in Section 6.5(a).

“Contract” has the meaning set forth in Section 4.3(b).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller or any of its Subsidiaries or (ii) which together with Seller or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature. Damages will be determined net of any insurance proceeds that an Indemnified Person actually receives relating to such Damages.

“Deductible” has the meaning set forth in Section 7.6(b).

“Disclosure Letters” means the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Employee Plan” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of Seller, any of its Subsidiaries or any member of the Controlled Group that are sponsored or maintained by Seller, any of its Subsidiaries or any member of the Controlled Group or with respect to which Seller, any of its Subsidiaries or any member of the Controlled Group has made within the six-year period prior to the date hereof or is required to make payments, transfers, or contributions or with respect to which Seller or any of its Subsidiaries have or may have any liability or obligation.

“Enforceability Exception” has the meaning set forth in Section 4.2.

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to (a) the protection, investigation or restoration of the environment, or natural resources or the protection of human health and safety from exposure to pollution in the environment; (b) the disposal, release or threatened release of any Hazardous Substance; or (c)  indoor air, wetlands, or pollution, or contamination of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“EU” means the European Union.

“FDA” has the meaning set forth in Section 4.19(a).

“FDCA” has the meaning set forth in Section 4.19(a).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Good Manufacturing Practice” means current good manufacturing practices, as applicable to the manufacture of medical devices, as in effect at the relevant time, including as specified in 21 CFR Part 820 and any applicable international and foreign equivalent to the foregoing.

“Governmental Entity” has the meaning set forth in Section 4.3(a).

“Hazardous Substance” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law because of its effect or potential effect on the environment; or (b) any petroleum product or by-product, asbestos-containing material in friable form, lead-containing paint or plumbing, polychlorinated biphenyls, mold in quantities requiring remediation, radioactive material or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Expert” has the meaning set forth in Section 2.7(b).

“Indemnified Person” has the meaning set forth in Section 7.4.

“Indemnifying Person” has the meaning set forth in Section 7.4.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all worldwide (a) Trademarks; (b) inventions and discoveries, whether patentable or not, and all patents (utility and design), industrial rights, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) published and unpublished works of authorship, including, databases and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names; and (f) all other intellectual property or proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Inventory” has the meaning set forth in Section 2.1(b).

“IP Assignment Agreements” has the meaning set forth in Section 3.2(a)(iv).

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means with respect to any matter, the actual knowledge of Kevin A. Richardson, II and Michael Hubert, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.

“Knowledge of Seller” means, with respect to any matter, the actual knowledge of Robert J. Hariri, MD, PhD, John R. Haines and Steven A. Brigido, DPM, assuming such Persons have made reasonable inquiries and investigations of the matter to which such knowledge relates.

“Laws” has the meaning set forth in Section 4.7(a).

“Leased Real Property” means the real property with respect to the Business that is the subject of any of the Leases, including any leasehold improvements related to such Lease.

“Leases” has the meaning set forth in Section 4.9(a).

“License Agreement” has the meaning set forth in Section 3.2(a)(vii).

“Licensed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Lien” means any mortgage, lien, pledge, charge, security interest, claim, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, (a) is materially adverse to the Business or the Acquired Assets, taken as a whole, except that none of the following, and no event, change, circumstance or effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, or may occur: (i) any change in general political conditions or general conditions in the economy or the financial, debt, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates, or any changes therein; (ii) changes in general legal, Tax, regulatory, political or business conditions in the United States or any other countries or regions in which Seller does business; (iii) applicable law, GAAP or accounting standards or interpretations thereof; (iv) any outbreak, continuation or escalation of war (whether or not declared) or any act of war, terrorism, sabotage, armed hostility or similar act of calamity or any material worsening of such conditions existing as of the date of this Agreement; (v) general conditions in the industries in which Seller operates, or any changes therein, (vi) any hurricane, earthquake, flood, or other natural disasters, (vii) the execution, delivery or performance of the Agreement, or the announcement or consummation of the Transactions, including any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, of Seller or any of its Subsidiaries with customers, suppliers, vendors, lenders, joint venture partners or employees, (viii) any action taken by Buyer or any of its Affiliates, (ix) any action taken by Seller at the request or with the consent of Buyer; provided, further, that, with respect to clauses (i) – (vi), such event, change, circumstance or effect will be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, change, circumstance or effect disproportionately adversely affects Seller and its Subsidiaries, taken as a whole, relative to the other participants; or (b) prevents, materially delays, materially impairs or has a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Asset Transaction and other the Transactions.

“Material Contracts” has the meaning set forth in Section 4.8(a)(x).

“Notice of Claim” has the meaning set forth in Section 7.4.

“Objection Notice” has the meaning set forth in Section 7.4.

“Owned Intellectual Property” has the meaning set forth in Section 4.13(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 4.7(a).

“Permitted Liens” will mean (i) Liens for current Taxes, payments of which are not yet delinquent and for which adequate reserves have been established in accordance with GAAP on the books and records of Seller; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or are being contested in good faith; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business securing obligations for sums that are not yet due and payable or are being contested in good faith; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; or (vi) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the business subject thereto or affected thereby, or materially interfere with or materially adversely affect or impair the present and continued use of the property subject thereto or affected thereby, or otherwise materially impair the operations of Seller or any of its Subsidiaries (in the manner presently carried on by Seller and its Subsidiaries).

“Person” will mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchase Price” has the meaning set forth in Section 2.5.

“Regulatory Authorities” has the meaning set forth in Section 4.19(a).

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement, and IP Assignment Agreements.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party.

“Restricted Business” means the manufacture, assembly, development, sale, or distribution of any therapeutic ultrasonic device.

“Restricted Period” has the meaning set forth in Section 6.7(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Approvals” has the meaning set forth in Section 4.3(a).

“Seller Board” has the meaning set forth in the Recitals.

“Seller Disclosure Letter” has the meaning set forth in Article IV.

“Seller Indemnified Persons” has the meaning set forth in Section 7.3.

“Seller Objection Notice” has the meaning set forth in Section 2.7(a).

“Seller Product” has the meaning set forth in Section 4.3(c).

“Seller Secretary’s Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total equity, capital or profit interests or (iii) the total economic interests of such entity, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power, by contract or otherwise, to appoint, vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar managing body of such entity is held, directly or indirectly, by such Person.

“Survival Date” has the meaning set forth in Section 7.1(a).

“Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Notice” has the meaning set forth in Section 7.5(a).

“Top Customers” means those customers of the Business that are (i) the top 10 customers measured by dollar value of total sales for the twelve months ended December 31, 2018 or (ii) the top 10 customers measured by dollar value of total sales for the twelve months ended December, 2019.

“Top Suppliers” means suppliers of the Business that (i) supply components of the Wound Care Products to Seller, (ii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2018, or (iii) are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended December 31, 2019.

“Trade Secrets” means confidential information, and know-how, including processes, schematics, business methods, formulae, compositions, algorithms, procedures, methods, techniques, drawings, prototypes, models, designs, customer lists and supplier lists, that (i) is not publicly known, (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Wound Care Products” means the Wound Bed Preparation products MIST Therapy system and UltraMIST® System.